United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as -permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials under § 240.14a-12

ZOMEDICA CORP.
(Name of Registrant as Specified in Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Open Letter to Zomedica Shareholders from your Chief Executive Officer

ANN ARBOR, MI / ACCESSWIRE / January 31, 2024 / Zomedica Corp. (NYSE American:ZOM) ("Zomedica" or the "Company"), a veterinary health company offering point-of-care diagnostics and therapeutic products for equine and companion animals, today announced that Chief Executive Officer Larry Heaton has issued an open letter to shareholders regarding the upcoming reverse split vote. The full letter is available on the Company’s website at Events & Presentations | Zomedica Inc. and is published below:

Dear Zomedica Shareholders,

After reviewing feedback from you, our shareholders, and IR firms and reading the various message boards, I would like to make a simple request of our shareholders: Please do your own due diligence.

Of course, I strongly encourage shareholders to vote FOR the reverse split, and we’ve been very forthright about the many potential benefits to your Company, including:

1.

Removing barriers to investing by new individual/retail investors who do not invest in “penny stocks”. This includes family offices and high net worth individuals, many of whom have already expressed strong interest in your Company.

2.

Removing barriers to investing by new institutional investors who do not invest in stocks priced less than $1.00 per share. This includes larger funds, many of whom have already expressed strong interest in investing in your Company.

3.	Removing barriers to investing by new mutual funds who do not invest in stocks priced less than $5.00 per share.
4.

Removal of economic disincentive to investing in a stock priced such that the transaction costs represent a significant percentage of the share price. (e.g., $0.02 for $0.20 stock = 10%) We believe that these costs will increase and become more of a barrier if we are forced to trade on the OTC.

5.	Potential inclusion in stock indices, which can induce share purchases.
6.	Potential increase in Analyst coverage, which may attract new investors.
7.	Regaining compliance with NYSE American listing requirements.

Others have taken to the message boards to tell you to “just say No!” and the reasons they give various reasons:

1.	Management is enriching themselves because their stock options will NOT be adjusted, so they will still have the same number of options and/or the same pre-split option price.

This is not true. As I explained during our January 17th web call (transcript and recording are available here: Events & Presentations | Zomedica Inc.) all issued options are reduced in number 80-fold, AND their respective “strike price” is increased by 80 times. I gave the example of my own initial option grant of 10 million shares which will be reduced to 125,000 shares post reverse-split and that I will need to buy the shares from the Company for $46.40 per share, instead of the $0.58 per share pre-reverse split.

2

2.	Management needs the reverse split so they can turn around and issue more shares, causing dilution to existing shareholders.

This is not true. Not only do we have over $100 million dollars in liquidity at Zomedica, but we are not up against a cap in the number of authorized shares per our charter, so we do not need to do a reverse split to authorize issuance of new shares. We already have the ability to do it, but we haven’t because we believe we have sufficient capital to reach cash flow breakeven, and unlike a reverse split, it would cause dilution, which we would prefer not to do.

3.	Management should do a buyback with our money to make us whole.

This is not realistic. With a billion shares outstanding, we would have to buy back an enormous number of shares to reduce the float to the levels we are seeking with the reverse split. Using all of Zomedica’s shareholders’ capital to do this may enrich some shareholders for a short period of time, but not all shareholders.

As our Chief Financial Officer explained during our January 17th web call (transcript and recording are available here: Events & Presentations | Zomedica Inc.), the data is clear that a company that attempts to increase its share price through a buyback will most likely only experience a very small and short term stock appreciation and will likely need to continue buying back in order to maintain that appreciation. This could become a very costly and permanent use of our cash, which we believe would be deployed more appropriately to fund organic growth as well as growth through acquisition.

In addition, spending our capital now for a buyback could create a situation in the future where we may have to raise cash under difficult macro-economic conditions, which would cause dilution for our shareholders. Declining to do a buyback now guards against this, and also provides cash for opportunistic accretive acquisitions to potentially hasten reaching profitability.

Our position has been consistent and will remain that a buyback is not in the best interest of the Company and its shareholders. Instead, we believe that using Zomedica’s capital to continue to grow the company’s revenues and margins and potentially to make accretive acquisitions is the best way to enrich ALL shareholders.

4.	We were over $0.20 per share for 8 days and were 2 days from regaining compliance.

We were not a day or two away from compliance. As I explained during our January 17th web call (transcript and recording are available here: Events & Presentations | Zomedica Inc.) the threshold for regaining compliance with the NYSE American is not 10 days above $0.20 per share. Instead, the NYSE American requires the average closing price for the most recent 30 trading days to be above $0.20 to regain compliance.

3

For example, on the 8th day referenced above, our closing price was $0.2002; the average closing price for the trailing 30 trading days was $0.1815, and we would have needed to close at the $0.2002 price another 18 days in a row to bring the average closing price to $0.20 per share, or alternatively, close significantly above $0.20 per share for fewer days to get to the same average. In addition, continuing to live so close to the edge of delisting is a distraction for shareholders, potential investors, and us, and one we can permanently avoid by effecting the reverse split.

5.	All Reverse-splits result in the share price falling, with most returning to pre-reverse split levels.

This is true in some cases, but not true in all cases. Share prices of companies post-reverse split can vary significantly. In our analysis of ~70 reverse splits conducted by companies within the $100 - $200 million market cap range, (like us), the average decline in stock price was less than 10% in the six months following the split, with examples of companies with over $75 million on the balance sheet (like us) actually performing very well post-reverse split.

Importantly, we believe Zomedica does NOT fit the typical profile of a company undertaking a reverse split. Many companies that resort to reverse splits do so from a position of financial weakness and distress, with many doing a reverse split followed by a capital raise, creating dilution. That is not us. In fact, we are in a phase of significant revenue growth and commercial expansion, well-capitalized with over $100 million on the balance sheet, and with strong prospects.

Even if we do see a short-term reduction in share price, we’ve seen more than 10% swings in our stock price over the last two years, including the last several weeks! Realistically, for those who have said our shares will fall to current levels, please review the math. To fall to $0.20 per share would mean that the Company would be valued at only ~$2.5 million.

At this point our market capitalization is close to our cash and equivalents on our balance sheet. If the share price falls further post-reverse split, this may be viewed as a significant buying opportunity by investors who are then NOT constrained from buying a low priced stock!

6.	Voting down the reverse split will cause the stock to rise to compliance at $0.20 per share and then it will rise organically to the $1.00 or $5.00 per share to lower the barrier for new investors.

This is not realistic, especially in the short to mid-term. We certainly may get back to $0.20 per share organically, although perhaps for only a short period of time, and we can request an extension from the NYSE American. Getting back to $0.20 is a good short-term objective.

However, to rise in a short time to $1.00 or $5.00 per share with our current nearly billion shares outstanding is not realistic. Remember, informed investors look beyond the share price to the market capitalization of the Company. At $0.20 per share, our market cap is ~$200 million. To rise to $1.00 per share would mean that potential investors would be valuing the company at nearly $1 billion dollars; at $5.00 per share, their valuation of the company would be $5 billion and so on.

4

Our products represent new technology for veterinarians, and it takes time to build adoption and grow the installed base, leading to consistent revenue growth. We’re guiding to $31 to $35 million in revenue, or up to 40% revenue growth for this year, but it would take a valuation of ~29 times the high end of our 2024 revenue guidance to produce a $1 billion dollar valuation and ~143 times that revenue to produce a $5 billion dollar valuation.

So, how do we get to these valuation levels? We get there by building the value of the company organically over time, by growing revenues, maintaining high margins, making accretive acquisitions, reaching profitability, and growing from there.

Performance alone has not been enough to drive valuations up. To get credit for our performance we also need to reduce the float and increase the share price through a reverse split. We’ve seen over the last several years that while we have performed well as a company, we have not seen that reflected in our share price. We’ve acquired revenue producing products and have several others in development. We’ve grown the products already on the market and completed development and launched new products. We built the infrastructure of the company, providing us with the people to do the work, the licenses or ownership of the technology, and the facilities to develop, produce and distribute these products efficiently and globally.

By executing the reverse split, we believe we will remove barriers inhibiting potential new investors so when we report good news, new investors have a chance to enter, providing a better chance for share price growth.

With two perspectives so far apart, who should you believe?

I sincerely hope that the people expressing the views above are sincere and they really believe what they are saying, in which case, the facts above should satisfy them. But I allow for the possibility that they may already know the truth but have other reasons to motivate you to vote against the reverse split.

Traders have a far easier time trying to get a stock price to move when there are nearly a billion shares outstanding, and no foundation of large holders (individuals, institutions, mutual funds) that are long in the stock and not likely to sell quickly. Currently our institutional holders are a very small percentage of the float, and it is in the best interest of certain traders to keep it that way versus removing their barriers to entry into owning the stock since this could provide additional buyers when someone tries to move the price through shorting.

On the other hand, we’ve been clear that we believe a reverse split is the best way to build value for all shareholders. We’ve been forthright about why we are seeking the reverse split and the benefits we expect to see.

Also remember that unlike anonymous posters on the message boards, all our comments are reviewed by our internal compliance team mindful of following SEC rules regarding solicitations and truthful and fair disclosure.

Beyond the legal and regulatory guidelines we have to follow, our motivation should be clear. We are not opponents of our shareholders; we are certainly not a large hedge fund shorting a stock as shown in a movie. I am a shareholder. Thorough our stock option program, so are all Zomedica employees. Just like you, we want the price of our shares to rise, so our interests are in alignment.

5

As an example, when you look at a chart that shows my compensation, note that a significant portion of what is reported as total compensation to me and other employees and Directors of the Company is in the form of Option awards, which means that this is what we might make from the options in the future based on a set of hypothetical assumptions about future share price and is “noncash compensation”. The simple fact is that I will not benefit from these stock options unless the share price rises above the exercise price; for my initial grant, it will be when the stock rises (post reverse split) above $46.40 per share, and for the remainder of my options when it rises above $17.60 per share. There is no way I realize this “income” from option awards without existing Zomedica shareholders benefiting from that same share price appreciation. We are allies in the truest sense of the word.

While we may not agree on whether to do a buy back or a reverse stock split, we should all agree that we want the best for Zomedica and its mission of helping vets take care of pets, pet parents and their practices, because the foundation of the value in the shares is the Company!

Many of our shareholders saw the potential value of the Company in its early days and we appreciate your patience as we’ve built your company substantially over the past several years. Now it’s time for you to benefit from staying long. Attracting new investors that recognize the value in Zomedica, regardless of who they are, means more people investing in Zomedica, creating higher demand for Zomedica shares, leading to higher valuations.

Accordingly, I ask you to do your own due diligence. Review the Proxy and all related materials and decide for yourself what is best for your Company, our customers and the pets that they treat. Reach out if you have questions or would like to discuss, and then vote the way you decide. And if you already voted one way or another, exercise your right to change your vote as you see fit. I’ll respect your vote whichever way you go.

Sincerely,

Larry Heaton

Director & Chief Executive Officer

Zomedica Corp.

(734) 489-6485

lheaton@zomedica.com

www.zomedica.com

HOW TO VOTE:

Zomedica’s proxy and voting materials are being distributed by various parties to investors, and to brokerage firms holding shares on behalf of investors. Investors are encouraged to reach out to their respective financial institutions for additional information and to obtain their proxy materials if they are not yet received.

6

The Zomedica Board of Directors strongly recommends that stockholders approve the Reverse Stock Split and encourages stockholders to vote as promptly as possible. Shareholders can vote by mail, Internet or telephone according to the instructions on each Internet Notice, proxy card or voting instruction card received. Proxy materials are available at https://www.meetingdocuments.com/TSXT/ZOM.

Zomedica reminds stockholders that every vote is important, no matter how many or few shares it represents. If you have already submitted a proxy, you may change your vote prior to the Special Meeting by voting again using the same materials. Only your latest dated vote counts.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) is a veterinary health company creating products for horses, dogs, and cats by focusing on the unmet needs of clinical veterinarians. Zomedica's product portfolio includes innovative diagnostics and medical devices that emphasize patient health and practice health. Zomedica's mission is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.zomedica.com.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the Special Meeting of Shareholders of the Company scheduled to be held on February 28, 2024 to vote on an amendment to the Company's Articles of Incorporation, as amended, to effect, at the discretion of the Board of Directors (the "Board"), a reverse stock split of the Company's common stock without nominal or par value at a ratio in the range of 1-for-80. In connection with the Special Meeting of Shareholders, the Company filed with the Securities and Exchange Commission (the "SEC") and mailed to its shareholders a proxy statement regarding the business to be conducted at the Special Meeting of Shareholders. The Company may also file other documents with the SEC regarding the business to be conducted at the Special Meeting of Shareholders. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY AMENDMENTS THERETO (WHEN AVAILABLE) IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED OR TO BE FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF SHAREHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF SHAREHOLDERS.

Shareholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge copies of materials it files with, or furnishes to, the SEC on its investor relations website.

7

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the business to be conducted at the Special Meeting of Shareholders. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company's directors and executive officers in the definitive proxy statement filed in connection with the Special Meeting of Shareholders, which may be obtained free of charge from the sources indicated above. To the extent the holdings of the Company's securities by the Company's directors and executive officers have changed since the amounts set forth in the definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Follow Zomedica

•	Email Alerts: http://investors.zomedica.com
•	LinkedIn: https://www.linkedin.com/company/zomedica
•	Facebook: https://m.facebook.com/zomedica
•	Twitter: https://twitter.com/zomedica
•	Instagram: https://www.instagram.com/zomedica_inc
•	Forward-Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance, or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

8

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to economic growth, demand for the Company's products, the Company's ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the outcome of clinical studies, the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate acquisitions; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR+ at www.sedarplus.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contact:

Zomedica Investor Relations

investors@zomedica.com

1-734-369-2555

SOURCE: Zomedica Corp.

9